Exhibit 99.2

PART I — FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS (UNAUDITED)

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and per share amounts)

As of December 31, 2024 and June 30, 2024 (unaudited)

	December 31, 2024	June 30, 2024
ASSETS
Cash and due from banks	$4,730	$6,539
Interest bearing deposits with other banks	11,290	12,070
Federal funds sold	—	1,589

Total cash and cash equivalents	16,020	20,198
Interest-bearing time deposits	100	100
Securities available for sale, at fair value	145,089	150,755
Securities held to maturity, net of allowance for credit losses of $0 as of December 31, 2024 and June 30, 2024 (fair value of $68,316 and $76,827 as of December 31, 2024 and June 30, 2024, respectively)	85,098	93,056
Equity securities	2,297	2,016
Loans receivable, net of allowance for credit losses of $2,598 and $2,989 as of December 31, 2024 and June 30, 2024, respectively	467,510	470,572
Premises and equipment, net	6,877	7,186
Regulatory stock, at cost	2,311	3,062
Deferred income taxes	9,171	9,586
Bank-owned life insurance	42,481	41,819
Goodwill	4,858	4,858
Intangible assets	289	356
Operating lease right-of-use assets	9,763	8,300
Accrued interest receivable and other assets	4,564	6,883

TOTAL ASSETS	$796,428	$818,747

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits	$627,436	$629,810
Advances from Federal Home Loan Bank	28,000	48,000
Advances from borrowers for taxes and insurance	2,223	2,891
Operating lease liabilities	10,062	8,553
Accrued interest payable and other liabilities	4,506	4,892

TOTAL LIABILITIES	672,227	694,146

Commitments and contingencies (note 12)	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized; 9,208,217 shares issued and outstanding at December 31, 2024 and 9,343,900 shares issued and outstanding at June 30, 2024	92	93
Additional paid-in capital	97,135	97,723
Unearned common stock held by employee stock ownership plan	(8,586)	(8,789)
Retained earnings	56,070	57,587
Accumulated other comprehensive loss	(20,510)	(22,013)

TOTAL STOCKHOLDERS’ EQUITY	124,201	124,601

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$796,428	$818,747

See accompanying notes to consolidated financial statements

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share and per share amounts)

For the Three and Six Months Ended December 31, 2024 and 2023 (unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
INTEREST INCOME
Loans receivable, including fees	$6,250	$6,194	$12,778	$12,333
Securities	1,504	1,700	3,053	3,411
Other	140	169	311	330

Total interest income	7,894	8,063	16,142	16,074

INTEREST EXPENSE
Deposits	3,502	3,220	6,993	5,950
Borrowings	336	632	952	1,169

Total interest expense	3,838	3,852	7,945	7,119

Net interest income	4,056	4,211	8,197	8,955
Provision (recovery) for credit losses	14	25	(381)	30

NET INTEREST INCOME AFTER PROVISION (RECOVERY) FOR CREDIT LOSSES	4,042	4,186	8,578	8,925

OTHER INCOME
Service fees	221	225	432	440
Net gain on sale of securities	—	85	—	85
Earnings on bank-owned life insurance	333	309	662	603
Net gain on disposition of premises and equipment	211	—	211	—
Unrealized gain on equity securities	202	148	281	221
Other	8	61	39	129

Total other income	975	828	1,625	1,478

OTHER EXPENSES
Salaries and employee benefits	3,223	2,861	6,182	5,796
Occupancy and equipment	713	728	1,419	1,488
Data processing	519	504	1,025	998
Professional fees	193	192	416	402
Amortization of intangible assets	34	41	67	82
Merger related expenses	731	—	836	—
Other	769	745	1,560	1,530

Total other expense	6,182	5,071	11,505	10,296

(Loss) income before income taxes	(1,165)	(57)	(1,302)	107
Income tax benefit	(177)	(68)	(293)	(83)

NET (LOSS) INCOME	$(988)	$11	$(1,009)	$190

Basic (loss) earnings per share	$(0.12)	$0.00	$(0.12)	$0.02
Diluted (loss) earnings per share	$(0.12)	$0.00	$(0.12)	$0.02

See accompanying notes to consolidated financial statements

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(Dollars in thousands)

For the Three and Six Months Ended December 31, 2024 and 2023 (unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
Net (loss) income	$(988)	$11	$(1,009)	$190
Other comprehensive (loss) income:
Changes in net unrealized gain (loss) on securities available for sale	(4,316)	9,206	1,918	3,249
Tax effect	997	(2,118)	(415)	(748)
Reclassification adjustment for gain recognized in net income	—	(85)	—	(85)
Tax effect	—	20	—	20

Other comprehensive (loss) income, net of tax	(3,319)	7,023	1,503	2,436

Comprehensive (loss) income	$(4,307)	$7,034	$494	$2,626

See accompanying notes to consolidated financial statements

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollars in thousands, except share amounts)

For the Three and Six Months Ended December 31, 2024 and 2023 (unaudited)

	Number of Shares, net	Common Stock Stock	Additional Paid-in capital	Unearned Common Stock held by ESOP	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance, June 30, 2024	9,343,900	$93	$97,723	$(8,789)	$57,587	$(22,013)	$124,601
Net loss	—	—	—	—	(21)	—	(21)
Other comprehensive income	—	—	—	—	—	4,822	4,822
Restricted stock expense	—	—	298	—	—	—	298
Stock option expense	—	—	206	—	—	—	206
Stock purchased and retired	(125,441)	(1)	(1,501)	—	—	—	(1,502)
ESOP shares committed to be released	—	—	4	101	—	—	105
Regular cash dividend paid ($0.03 per share)	—	—	—	—	(256)	—	(256)

Balance, September 30, 2024	9,218,459	$92	$96,730	$(8,688)	$57,310	$(17,191)	$128,253
Net loss	—	—	—	—	(988)	—	(988)
Other comprehensive loss	—	—	—	—	—	(3,319)	(3,319)
Restricted stock expense	—	—	298	—	—	—	298
Stock option expense	—	—	206	—	—	—	206
Stock purchased and retired	(10,242)	—	(110)	—	—	—	(110)
ESOP shares committed to be released	—	—	11	102	—	—	113
Regular cash dividend paid ($0.03 per share)	—	—	—	—	(252)	—	(252)

Balance, December 31, 2024	9,208,217	$92	$97,135	$(8,586)	$56,070	$(20,510)	$124,201

	Number of Shares, net	Common Stock Stock	Additional Paid-in capital	Unearned Common Stock held by ESOP	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance, June 30, 2023	12,452,921	$125	$134,387	$(9,194)	$58,805	$(23,378)	$160,745
Net income	—	—	—	—	179	—	179
Other comprehensive loss	—	—	—	—	—	(4,587)	(4,587)
Cumulative effect of adoption of ASU 2016-13	—	—	—	—	(226)	—	(226)
Restricted stock expense	—	—	282	—	—	—	282
Stock option expense	—	—	195	—	—	—	195
Stock purchased and retired	(1,624,018)	(17)	(19,931)	—	—	—	(19,948)
ESOP shares committed to be released	—	—	1	101	—	—	102
Regular cash dividend paid ($0.03 per share)	—	—	—	—	(348)	—	(348)

Balance, September 30, 2023	10,828,903	$108	$114,934	$(9,093)	$58,410	$(27,965)	$136,394
Net income	—	—	—	—	11	—	11
Other comprehensive income	—	—	—	—	—	7,023	7,023
Restricted stock expense	—	—	281	—	—	—	281
Stock option expense	—	—	195	—	—	—	195
Stock purchased and retired	(1,191,831)	(12)	(14,766)	—	—	—	(14,778)
ESOP shares committed to be released	—	—	7	102	—	—	109
Regular cash dividend paid ($0.03 per share)	—	—	—	—	(289)	—	(289)

Balance, December 31, 2023	9,637,072	$96	$100,651	$(8,991)	$58,132	$(20,942)	$128,946

See accompanying notes to consolidated financial statements

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

For the Six Months Ended December 31, 2024 and 2023 (unaudited)

	Six Months Ended December 31,
	2024	2023
Cash flows from operating activities
Net (loss) income	$(1,009)	$190
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
(Recovery) provision for credit losses	(381)	30
Depreciation expense	339	400
Other accretion, net	(177)	(281)
Deferred income taxes	(64)	(295)
Net gain on disposition of premises and equipment	(211)	—
Amortization of core deposit intangibles	67	82
Amortization of ESOP	218	211
Net gain on sale of securities	—	(85)
Unrealized gain on equity securities	(281)	(221)
Earnings on bank-owned life insurance	(662)	(603)
Stock based compensation expense	1,008	953
Other, net	(139)	335

Net cash (used in) provided by operating activities	(1,292)	716

Cash flows from investing activities
Securities available for sale:
Purchases	—	(1,152)
Maturities, calls and principal paydowns	7,497	6,015
Proceeds from sale of securities	—	2,438
Securities held to maturity:
Purchases	(998)	(998)
Maturities, calls and principal paydowns	8,979	4,301
Net decrease in loans receivable	3,662	10,384
Interest bearing time deposits:
Maturities and principal paydowns	—	500
Regulatory stock purchases	(1,830)	(3,341)
Regulatory stock redemptions	2,581	2,605
Purchases of premises and equipment, net	(30)	(104)
Proceeds from the sale of premises and equipment held for sale	2,399	—

Net cash provided by investing activities	22,260	20,648

Cash flows from financing activities
Net decrease in deposits	(2,359)	(8,525)
Net (repayment) increase of short-term borrowed funds	(20,000)	20,000
Repurchase of common stock	(1,612)	(34,726)
Decrease in advances from borrowers for taxes and insurance	(667)	(745)
Cash dividends	(508)	(637)

Net cash used in financing activities	(25,146)	(24,633)

Net decrease in cash and cash equivalents	(4,178)	(3,269)
Cash and cash equivalents - beginning	20,198	20,793

Cash and cash equivalents - ending	$16,020	$17,524

Supplementary cash flows information
Interest paid	$8,014	$7,084
Income tax payments	—	221
Operating lease right-of-use asset recorded	1,798	—
Operating lease liabilities recorded	1,798	—
Premises transferred to held for sale	—	1,237

See accompanying notes to consolidated financial statements

Notes to the Consolidated Financial Statements

Note 1 - Nature of Operations

William Penn Bancorporation (the “Company” or “William Penn”) is a Maryland corporation that was incorporated in July 2020 to be the successor to William Penn Bancorp, Inc. (“William Penn Bancorp”) upon completion of the second-step conversion of William Penn Bank (the “Bank”) from the two-tier mutual holding company structure to the stock holding company structure. William Penn, MHC was the former mutual holding company for William Penn Bancorp prior to completion of the second-step conversion. In conjunction with the second-step conversion, each of William Penn, MHC and William Penn Bancorp ceased to exist. The second-step conversion was completed on March 24, 2021, at which time the Company sold, for gross proceeds of $126.4 million, a total of 12,640,035 shares of common stock at $10.00 per share. As part of the second-step conversion, each of the existing 776,647 outstanding shares of William Penn Bancorp common stock owned by persons other than William Penn, MHC was converted into 3.2585 shares of Company common stock. In addition, $5.4 million of cash held by William Penn, MHC was transferred to the Company and recorded as an increase to additional paid-in capital following the completion of the second-step conversion.

In connection with the second-step conversion offering, the William Penn Bank Employee Stock Ownership Plan (“ESOP”) trustees subscribed for, and intended to purchase, on behalf of the ESOP, 8% of the shares of the Company common stock sold in the offering and to fund its stock purchase through a loan from the Company equal to 100% of the aggregate purchase price of the common stock. As a result of the second-step conversion offering being oversubscribed in the first tier of subscription priorities, the ESOP trustees were unable to purchase shares of the Company’s common stock in the second-step conversion offering. Subsequent to the completion of the second-step conversion on March 24, 2021, the ESOP trustees purchased 881,130 shares, or $10.1 million, of the Company’s common stock in the open market. Such shares represent 6.97% of the shares of the Company common stock sold in the offering. The ESOP did not purchase any additional shares of Company common stock in connection with the second-step conversion and offering.

The Company owns 100% of the outstanding common stock of the Bank, a Pennsylvania chartered stock savings bank. The Bank offers consumer and commercial banking services to individuals, businesses, and nonprofit organizations throughout the Delaware Valley area through twelve full-service branch offices in Bucks County and Philadelphia, Pennsylvania, and Burlington, Camden, and Mercer Counties in New Jersey. The Company is subject to regulation and supervision by the Board of Governors of the Federal Reserve System. The Bank is supervised and regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking and Securities.

On October 31, 2024, the Company and Mid Penn Bancorp, Inc. (“Mid Penn”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will merge with and into Mid Penn with Mid Penn as the surviving corporation (the “Merger”). Immediately after the Merger, the Bank will merge with and into Mid Penn Bank, with Mid Penn Bank as the surviving institution. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each share of Company common stock then issued and outstanding will be converted into the right to receive 0.426 shares of Mid Penn common stock, with cash to be paid in lieu of any fractional shares. Mid Penn will also assume all outstanding options to acquire shares of Company common stock pursuant to their terms, subject to adjustment to reflect the 0.426 exchange ratio set forth in the Merger Agreement. Consummation of the Merger is subject to the satisfaction of customary closing conditions, including receipt of necessary shareholder and regulatory approvals, and the parties currently expect the Merger to be completed in the second calendar quarter of 2025.

Note 2 - Summary of Significant Accounting Policies

The unaudited financial statements and other financial information contained in this Quarterly Report on Form 10-Q should be read in conjunction with the audited financial statements, and related notes, of the Company at and for the year ended June 30, 2024.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiary, the Bank, as well as the Bank’s wholly owned subsidiary, WPSLA Investment Corporation (“WPSLA”). WPSLA is a Delaware corporation organized in April 2000 to hold certain investment securities for the Bank. At December 31, 2024, WPSLA held $221.7 million of the Bank’s $230.2 million investment securities portfolio. All significant intercompany accounts and transactions have been eliminated. Management makes significant operating decisions based upon the analysis of the entire Company and financial performance is evaluated on a company-wide basis.

Use of Estimates in the Preparation of Financial Statements

These consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and in accordance with the rules of the U.S. Securities and Exchange Commission for Quarterly Reports on Form 10-Q. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant estimates include the allowance for credit losses, goodwill, and income taxes. Actual results could differ from those estimates and assumptions.

The interim unaudited consolidated financial statements reflect all normal and recurring adjustments, which are, in the opinion of management, considered necessary for a fair presentation of the financial condition and results of operations for the periods presented. The results of operations for the three and six months ended December 31, 2024 are not necessarily indicative of the results of operations that may be expected for the entire fiscal year or any other period. Certain reclassifications have been made in the consolidated financial statements to conform with current year classifications.

Presentation of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and interest-bearing demand deposits.

Revenue Recognition

Management determined that the primary sources of revenue emanating from interest and dividend income on loans and investments, along with noninterest revenue resulting from investment security and loan gains (losses) and earnings on bank owned life insurances, are not within the scope of Accounting Standards Codification (“ASC”) 606. The main types of noninterest income within the scope of ASC 606 include service charges on deposit accounts. The Company has contracts with its deposit customers where fees are charged if certain parameters are not met. These agreements can be cancelled at any time by either the Company or the deposit customer. Revenue from these transactions is recognized on a monthly basis as the Company has an unconditional right to the fee consideration. The Company also has transaction fees related to specific transactions or activities resulting from a customer request or activity that include overdraft fees, online banking fees, interchange fees, ATM fees and other transaction fees. These fees are attributable to specific performance obligations of the Company where the revenue is recognized at a defined point in time upon the completion of the requested service/transaction.

Segment Reporting

The Company acts as an independent community financial services provider and offers traditional banking and related financial services to individual, business, and government customers. Through its branch network, the Bank offers a full array of commercial and retail financial services, including the taking of time, savings, and demand deposits; the making of commercial and mortgage loans; and the providing of other financial services. Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial and retail operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful.

Recent Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments in this ASU were issued to enhance the transparency and decision usefulness of income tax disclosures. The amendments in the update address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. These updates are not expected to have a significant impact on the Company’s financial statements.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. The amendments in this ASU were issued in response to the SEC’s August 2018 final rule that updated and simplified disclosure requirements that the SEC believed were “redundant, duplicative, overlapping, outdated, or superseded.” The new guidance is intended to align U.S. GAAP requirements with those of the SEC and to facilitate the application of U.S. GAAP for all entities. Some of the amendments introduced by the ASU are technical corrections or clarifications of the FASB’s current disclosure or presentation requirements. These updates are not expected to have a significant impact on the Company’s financial statements.

Recent Accounting Pronouncements Adopted

In January 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, March 2020, to provide temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. Entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls “reference rate reform” if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. Also, entities can elect various optional expedients that would allow them to continue applying hedge accounting for hedging relationships affected by reference rate reform if certain criteria are met, and can make a one-time election to sell and/or reclassify held-to-maturity debt securities that reference an interest rate affected by reference rate reform. The sunset provision included in Topic 848 was based on the expectations of when LIBOR would cease being published. In March 2021, the UK Financial Conduct Authority announced that the intended cessation date of LIBOR would be June 30, 2024, which is beyond the established sunset date of Topic 848. In December 2023, the FASB issued ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848. The amendments in this ASU provide temporary relief by deferring the sunset date provision included in Topic 848. The amendments in ASU 2023-06 defer the effective date for all entities upon issuance through December 31, 2024. The Company adopted these updates effective December 31, 2024 and these updates did not have a significant impact on the Company’s financial statements.

Allowance for Credit Losses on Loans

The Company maintains its allowance for credit losses (“ACL”) at a level that management believes to be appropriate to absorb estimated credit losses as of the date of the Consolidated Statements of Financial Condition. The Company established its allowance in accordance with the guidance included in Accounting Standards Codification (“ASC”) 326, Financial Instruments – Credit Losses (“ASC 326”). The ACL is a valuation reserve established and maintained by charges against income and is deducted from the amortized cost basis of loans to present the net amount expected to be collected on the loans. Loans, or portions thereof, are charged-off against the ACL when they are deemed uncollectible. Expected recoveries do not exceed the aggregate amounts previously charged-off and expected to be charged-off. The ACL is an estimate of expected credit losses, measured over the contractual life of a loan, that considers our historical loss experience, the historical loss experience of a peer group of banks identified by management, current conditions and forecasts of future economic conditions. The determination of an appropriate ACL is inherently subjective and may have significant changes from period to period. The methodology for determining the ACL has two main components: evaluation of expected credit losses for certain groups of homogeneous loans that share similar risk characteristics and evaluation of loans that do not share risk characteristics with other loans. The ACL is measured on a collective (pool) basis when similar characteristics exist. The Company’s loan portfolio is segmented by loan types that have similar risk characteristics and behave similarly during economic cycles.

Historical credit loss experience is the basis for the estimate of expected credit losses. We apply our historical loss rates and the historical loss rates of a group of peer banks identified by management to pools of loans with similar risk characteristics using the Weighted-Average Remaining Maturity (“WARM”) method. The remaining contractual life of the pools of loans with similar risk characteristics is adjusted by expected scheduled payments and prepayments. After consideration of the historical loss calculation, management applies qualitative adjustments to reflect the current conditions and reasonable and supportable forecasts not already reflected in the historical loss information. Our reasonable and supportable forecast adjustment is based on a regional economic indicator obtained from the St. Louis Federal Reserve economic database. The Company selected eight qualitative metrics which were correlated with the Bank and its peer group’s historical loss patterns. The eight qualitative metrics include: changes in lending policies and procedures, changes in national and local economic conditions as well as business conditions, changes in the nature, complexity, and volume of the portfolio, changes in the experience, ability, and depth of lenders and lending management, changes in the volume and severity of past due and classified loans, changes in the quality of the Bank’s loan review system, changes in the value of collateral securing the loans, and changes in or the existence of credit concentrations. The adjustments are weighted for relevance before applying to each pool of loans. Each quarter, management reviews the recommended adjustment factors and applies any additional adjustments based on local and current conditions.

The Company has elected to exclude $2.0 million of accrued interest receivable as of December 31, 2024 and June 30, 2024 from the measurement of its ACL. When a loan is placed on non-accrual status, any outstanding accrued interest is reversed against interest income. Accrued interest on loans is reported in the accrued interest receivable and other assets line on the consolidated statements of financial condition.

The ACL for individual loans begins with the use of normal credit review procedures to identify whether a loan no longer shares similar risk characteristics with other pooled loans and, therefore, should be individually assessed. We evaluate all commercial loans that meet the following criteria: (1) when it is determined that foreclosure is probable, (2) substandard, doubtful and nonperforming loans when repayment is expected to be provided substantially through the operation or sale of the collateral, (3) when it is determined by management that a loan does not share similar risk characteristics with other loans. Credit loss estimates are calculated based on the following three acceptable methods for measuring the ACL: 1) the present value of expected future cash flows discounted at the loan’s original effective interest rate; 2) the loan’s observable market price; or 3) the fair value of the collateral when the loan is collateral dependent. Our individual loan evaluations consist primarily of the fair value of collateral method because most of our loans are collateral dependent. Collateral values are discounted to consider disposition costs when appropriate. A charge-off is recorded if the fair value of the loan is less than the loan balance.

Allowance for Credit Losses on Unfunded Loan Commitments

The Company estimates expected credit losses over the contractual period in which the Bank is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Bank. The allowance for credit losses on unfunded loan commitments is included in accrued interest payable and other liabilities in the Company’s Statements of Financial Condition and is adjusted through credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life.

Allowance for Credit Losses on Held to Maturity Securities

The Company accounts for its held to maturity securities in accordance with Accounting Standards Codification (ASC) 326-20, Financial Instruments – Credit Loss – Measured at Amortized Cost, which requires that the Company measure expected credit losses on held to maturity debt securities on a collective basis by major security type. The estimate of expected credit losses considers historical credit loss information that is adjusted for current economic conditions and reasonable and supportable forecasts.

The Company classifies its held to maturity debt securities into the following major security types: mortgage-backed securities, U.S. government agency securities and municipal bonds. Generally, the mortgage-backed securities and U.S. government agency securities are government guaranteed with a history of no credit losses and the municipal bonds are highly rated with a history of no credit losses. Credit ratings of the municipal bonds are reviewed on a quarterly basis. Based on the government guarantee, our historical experience including no credit losses, and the high credit rating of our municipal bonds, the Company determined that an allowance for credit losses on its held to maturity portfolio is not required as of December 31, 2024 and June 30, 2024.

Accrued interest receivable on held to maturity debt securities totaled $112 thousand and $170 thousand as of December 31, 2024 and June 30, 2024, respectively, and is included within accrued interest receivable and other assets on the Company’s Consolidated Statements of Financial Condition. This amount is excluded from the estimate of expected credit losses. Generally, held to maturity debt securities are classified as nonaccrual when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about the further collectability of principal or interest. When held to maturity debt securities are placed on nonaccrual status, unpaid interest credited to income is reversed against interest income.

Allowance for Credit Losses on Available for Sale Securities

The Company measures expected credit losses on available for sale debt securities when the Bank intends to sell, or when it is not more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the amortized cost basis of the security is written down to fair value through income. For available for sale debt securities that do not meet the previously mentioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, the Company considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this evaluation indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, equal to the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

The ACL on available for sale debt securities is included within securities available for sale on the Consolidated Statements of Financial Condition. Changes in the allowance for credit losses are recorded within provision for credit losses on the Consolidated Statements of Income. Losses are charged against the allowance when the Company believes the collectability of an available for sale security is in jeopardy or when either of the criteria regarding intent or requirement to sell is met.

Accrued interest receivable on available for sale debt securities totaled $647 thousand and $662 thousand as of December 31, 2024 and June 30, 2024, respectively, and is included within accrued interest receivable and other assets on the Company’s Consolidated Statements of Financial Condition. This amount is excluded from the estimate of expected credit losses. Generally, available for sale debt securities are classified as nonaccrual when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about the further collectability of principal or interest. When available for sale debt securities are placed on nonaccrual status, unpaid interest credited to income is reversed against interest income.

Note 3 - Earnings Per Share

The following table presents a calculation of basic and diluted earnings per share for the three and six months ended December 31, 2024 and 2023. Earnings per share is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding. The difference between common shares issued and basic average common shares outstanding, for purposes of calculating basic earnings per share, is a result of subtracting unallocated ESOP shares and unvested restricted stock shares. There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, the net loss of $988 thousand and $1.0 million for the three and six months ended December 31, 2024, respectively, and the net income of $11 thousand and $190 thousand for the three and six months ended December 31, 2023, respectively, were used as the numerators. See Note 11 to these consolidated financial statements for further discussion of stock grants.

The following table sets forth the composition of the weighted average common shares (denominator) used in the basic and diluted earnings per share computation.

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands, except share and per share amounts)	2024	2023	2024	2023
Basic and diluted (loss) earnings per share:
Net (loss) income	$(988)	$11	$(1,009)	$190
Basic average common shares outstanding	8,140,493	8,845,633	8,172,952	9,723,078
Effect of dilutive securities	67,354	64,680	48,140	43,066

Dilutive average shares outstanding	8,207,847	8,910,313	8,221,092	9,766,144
(Loss) earnings per share:
Basic	$(0.12)	$0.00	$(0.12)	$0.02
Diluted	$(0.12)	$0.00	$(0.12)	$0.02

Anti-dilutive shares are common stock equivalents with weighted average exercise prices in excess of the weighted average market value for the periods presented. There were 1,264,000 stock options that were anti-dilutive for both the three and six months ended December 31, 2024. There were 1,197,640 stock options that were anti-dilutive for both the three and six months ended December 31, 2023.

Note 4 – Changes in and Reclassifications Out of Accumulated Other Comprehensive Loss

The following tables present the changes in the balances of each component of accumulated other comprehensive loss (“AOCL”) for the three and six months ended December 31, 2024 and 2023.

(Dollars in thousands)	Unrealized Losses on Securities Available for Sale
Accumulated Other Comprehensive Loss (1)	2024	2023
Balance at June 30,	$(22,013)	$(23,378)
Other comprehensive income (loss) before reclassifications	4,822	(4,587)
Amounts reclassified from accumulated other comprehensive loss	—	—

Period change	4,822	(4,587)

Balance at September 30,	$(17,191)	$(27,965)

Other comprehensive (loss) income before reclassifications	(3,319)	7,088
Amounts reclassified from accumulated other comprehensive loss	—	(65)

Period change	(3,319)	7,023

Balance at December 31,	$(20,510)	$(20,942)

(1) All amounts are net of tax. Related income tax expense is calculated using an income tax rate approximating 23% for both 2024 and 2023.

The following tables present the reclassifications out of AOCL by component during the three and six months ended December 31, 2024 and 2023:

(Dollars in thousands)	Amounts Reclassified from Accumulated Other Comprehensive Loss (1)
Details about Accumulated Other Comprehensive Loss Components	Three Months Ended December 31,		Affected Line Item in the Consolidated Statements of Income
	2024	2023
Securities available for sale:
Net securities gains reclassified into net income	$—	$(85)	Net gain on sale of securities
Related income tax expense	—	20	Income tax benefit

	$—	$(65)

(1)	Amounts in parenthesis indicate debits.

(Dollars in thousands)	Amounts Reclassified from Accumulated Other Comprehensive Loss (2)
Details about Accumulated Other Comprehensive Loss Components	Six Months Ended December 31,		Affected Line Item in the Consolidated Statements of Income
	2024	2023
Securities available for sale:
Net securities gains reclassified into net income	$—	$(85)	Net gain on sale of securities
Related income tax expense	—	20	Income tax benefit

	$—	$(65)

(2)	Amounts in parenthesis indicate debits.

Note 5 – Investment Securities

Debt Securities

The amortized cost, gross unrealized gains and losses, and fair value of investments in debt securities are as follows:

	December 31, 2024
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
Available For Sale:
Mortgage-backed securities	$107,394	$19	$(17,593)	$—	$89,820
U.S. agency collateralized mortgage obligations	8,594	—	(1,654)	—	6,940
U.S. government agency securities	614	—	(76)	—	538
Municipal bonds	19,958	—	(5,043)	—	14,915
Corporate bonds	35,200	—	(2,324)	—	32,876

Total Available For Sale	$171,760	$19	$(26,690)	$—	$145,089

	December 31, 2024
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Allowance for Credit Losses
Held To Maturity:
Mortgage-backed securities	$84,093	$—	$(16,782)	$67,311	$—
U.S. government agency securities	969	—	—	969	—
Municipal bonds	36	—	—	36	—

Total Held To Maturity	$85,098	$—	$(16,782)	$68,316	$—

	June 30, 2024
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
Available For Sale:
Mortgage-backed securities	$112,439	$20	$(17,334)	$—	$95,125
U.S. agency collateralized mortgage obligations	8,937	—	(1,737)	—	7,200
U.S. government agency securities	769	1	(77)	—	693
Municipal bonds	19,999	—	(5,030)	—	14,969
Corporate bonds	37,200	—	(4,432)	—	32,768

Total Available For Sale	$179,344	$21	$(28,610)	$—	$150,755

	June 30, 2024
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Allowance for Credit Losses
Held To Maturity:
Mortgage-backed securities	$87,526	$—	$(16,216)	$71,310	$—
U.S. government agency securities	5,482	—	(13)	5,469	—
Municipal bonds	48	—	—	48	—

Total Held To Maturity	$93,056	$—	$(16,229)	$76,827	$—

The Company did not sell any investment securities during the three and six months ended December 31, 2024. The Company recognized $85 thousand of gross gains on the sale of $2.4 million of investment securities during the three and six months ended December 31, 2023.

The amortized cost and fair value of debt securities, by contractual maturity, are shown below. Maturities for mortgage-backed securities are dependent upon the rate environment and prepayments of the underlying loans. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without penalties.

	December 31, 2024
	Available For Sale		Held To Maturity
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$—	$—	$1,005	$1,005
Due after one year through five years	1,500	1,453	—	—
Due after five years through ten years	41,178	37,369	—	—
Due after ten years	129,082	106,267	84,093	67,311

	$171,760	$145,089	$85,098	$68,316

The following tables provide information on the gross unrealized losses and fair market value of the Company’s investments for which an allowance for credit losses has not been recorded, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2024 and June 30, 2024:

	December 31, 2024
	Less than 12 Months		12 Months or More		Total Fair Value	Total Unrealized Losses
(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available For Sale:
Mortgage-backed securities	$—	$—	$88,815	$(17,593)	$88,815	$(17,593)
U.S. agency collateralized mortgage obligations	—	—	6,940	(1,654)	6,940	(1,654)
U.S. government agency securities	42	(1)	496	(75)	538	(76)
Municipal bonds	—	—	14,915	(5,043)	14,915	(5,043)
Corporate bonds	—	—	31,976	(2,324)	31,976	(2,324)

	42	(1)	143,142	(26,689)	143,184	(26,690)

Held To Maturity:
Mortgage-backed securities	—	—	67,311	(16,782)	67,311	(16,782)

	—	—	67,311	(16,782)	67,311	(16,782)

	$42	$(1)	$210,453	$(43,471)	$210,495	$(43,472)

	June 30, 2024
	Less than 12 Months		12 Months or More		Total Fair Value	Total Unrealized Losses
(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available For Sale:
Mortgage-backed securities	$—	$—	$94,110	$(17,334)	$94,110	$(17,334)
U.S. agency collateralized mortgage obligations	—	—	7,200	(1,737)	7,200	(1,737)
U.S. government agency securities	—	—	556	(77)	556	(77)
Municipal bonds	—	—	14,969	(5,030)	14,969	(5,030)
Corporate bonds	—	—	32,768	(4,432)	32,768	(4,432)

	—	—	149,603	(28,610)	149,603	(28,610)

Held To Maturity:
Mortgage-backed securities	—	—	71,310	(16,216)	71,310	(16,216)
U.S. government agency securities	982	(1)	4,487	(12)	5,469	(13)

	982	(1)	75,797	(16,228)	76,779	(16,229)

	$982	$(1)	$225,400	$(44,838)	$226,382	$(44,839)

At December 31, 2024, the Company had one security in the less than 12 months loss position and 120 securities in the 12 months or greater loss position. At June 30, 2024, the Company had one security in the less than 12 months loss position and 124 securities in the 12 months or greater loss position. The unrealized loss on securities is due to current interest rate levels relative to the Company’s cost. Because the unrealized losses are due to current interest rate levels relative to the Company’s cost and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell these investments before recovery of its amortized cost, which may be at maturity, the Company does not consider the unrealized losses to be credit losses at December 31, 2024 and June 30, 2024. The Company did not recognize any credit losses on these securities for the three and six months ended December 31, 2024 and 2023.

At December 31, 2024 and June 30, 2024, $2.5 million and $2.6 million, respectively, in the carrying value of investment securities were pledged to secure municipal deposits.

Equity Securities

The Company had one equity security with a fair value of $2.3 million as of December 31, 2024 and $2.0 million as of June 30, 2024. During the three and six months ended December 31, 2024, the Company recorded $202 thousand and $281 thousand of unrealized gains, respectively, and during the three and six months ended December 31, 2023, the Company recorded $148 thousand and $221 thousand of unrealized gains, respectively, which were recorded in Unrealized gain on equity securities in the Consolidated Statements of Income.

Note 6 - Loans

Major classifications of loans, net of deferred loan fees of $501 thousand and $545 thousand at December 31, 2024 and June 30, 2024, respectively, are summarized as follows:

(Dollars in thousands)	December 31, 2024		June 30, 2024
	Amount	Percent	Amount	Percent
Residential real estate:
1 - 4 family	$125,477	26.69%	$127,911	27.00%
Home equity and HELOCs	29,999	6.38	30,767	6.50
Construction -residential	3,734	0.80	8,802	1.86
Commercial real estate:
1 - 4 family investor	88,692	18.87	92,284	19.49
Multi-family (five or more)	15,543	3.31	15,619	3.30
Commercial non-residential	178,041	37.87	158,481	33.46
Construction and land	10,267	2.18	22,687	4.79
Commercial	16,652	3.54	15,090	3.19
Consumer loans	1,703	0.36	1,920	0.41

Total Loans	470,108	100.00%	473,561	100.00%

Allowance for credit losses	(2,598)		(2,989)

Net Loans	$467,510		$470,572

Mortgage loans serviced for others are not included in the accompanying Consolidated Statements of Financial Condition. The total amount of loans serviced for the benefit of others was approximately $10.3 million and $11.2 million at December 31, 2024 and June 30, 2024, respectively. The Bank retained the related servicing rights for the loans that were sold and receives a 25 basis point servicing fee from the purchasers of the loans. Custodial escrow balances maintained in connection with the foregoing loan servicing are included in advances from borrowers for taxes and insurance.

Allowance for Credit Losses. The following tables set forth the allocation of the Bank’s allowance for credit losses by loan category at the dates indicated. The portion of the credit loss allowance allocated to each loan category does not represent the total available for future losses which may occur within the loan category since the total credit loss allowance is a valuation allocation applicable to the entire loan portfolio. The Company generally charges-off the collateral or discounted cash flow deficiency on all loans at 90 days past due and all loans rated substandard or worse that are 90 days past due.

The following table presents, by loan portfolio segment, the changes in the allowance for credit losses for the three months ended December 31, 2024 and 2023:

December 31, 2024	Residential real estate:			Commercial real estate:
(Dollar amounts in thousands)		Home Equity	Construction-	1 - 4 family	Multi-family	Commercial	Construction
	1 - 4 family	and HELOCs	residential	investor	(five or more)	non-residential	and Land	Commercial	Consumer	Total
Allowance for credit losses:
Beginning balance	$321	$97	$42	$183	$33	$1,154	$125	$327	$240	$2,522
Charge-offs	—	—	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—	—	—
Provision (recovery)	(2)	2	(29)	(1)	—	178	(63)	8	(17)	76

Ending Balance	$319	$99	$13	$182	$33	$1,332	$62	$335	$223	$2,598

December 31, 2023	Residential real estate:			Commercial real estate:
(Dollar amounts in thousands)		Home Equity	Construction-	1 - 4 family	Multi-family	Commercial	Construction
	1 - 4 family	and HELOCs	residential	investor	(five or more)	non-residential	and Land	Commercial	Consumer	Total
Allowance for credit losses:
Beginning balance	$407	$131	$39	$325	$53	$1,767	$233	$340	$292	$3,587
Charge-offs	—	—	—	—	—	—	—	—	(13)	(13)
Recoveries	—	—	—	—	—	—	—	—	2	2
Provision (recovery)	(4)	84	5	(8)	(1)	(13)	7	(18)	(27)	25

Ending Balance	$403	$215	$44	$317	$52	$1,754	$240	$322	$254	$3,601

The following table presents, by loan portfolio segment, the changes in the allowance for credit losses for the six months ended December 31, 2024 and 2023:

December 31, 2024	Residential real estate:			Commercial real estate:
(Dollar amounts in thousands)		Home Equity	Construction-	1 - 4 family	Multi-family	Commercial	Construction
	1 - 4 family	and HELOCs	residential	investor	(five or more)	non-residential	and Land	Commercial	Consumer	Total
Allowance for credit losses:
Beginning balance	$325	$100	$31	$268	$32	$1,533	$147	$304	$249	$2,989
Charge-offs	—	—	—	—	—	—	—	—	(18)	(18)
Recoveries	—	—	—	—	—	—	—	—	1	1
Provision (recovery)	(6)	(1)	(18)	(86)	1	(201)	(85)	31	(9)	(374)

Ending Balance	$319	$99	$13	$182	$33	$1,332	$62	$335	$223	$2,598

December 31, 2023	Residential real estate:			Commercial real estate:
(Dollar amounts in thousands)		Home Equity	Construction-	1 - 4 family	Multi-family	Commercial	Construction
	1 - 4 family	and HELOCs	residential	investor	(five or more)	non-residential	and Land	Commercial	Consumer	Total
Allowance for credit losses:
Beginning balance	$486	$113	$214	$569	$89	$1,420	$281	$82	$59	$3,313
Impact of adopting ASU 2016-13	(67)	19	(174)	(241)	(30)	379	(93)	254	196	243
Charge-offs	—	—	—	—	—	—	—	—	(13)	(13)
Recoveries	—	—	—	—	—	—	—	—	28	28
Provision (recovery)	(16)	83	4	(11)	(7)	(45)	52	(14)	(16)	30

Ending Balance	$403	$215	$44	$317	$52	$1,754	$240	$322	$254	$3,601

During the three and six months ended December 31, 2024, the changes in the provision for credit losses for each portfolio of loans were primarily due to fluctuations in the outstanding balance of each portfolio of loans collectively evaluated for impairment. The overall decrease in the allowance during the six months ended December 31, 2024 can be primarily attributed to a decrease in delinquent 1-4 family investor loans and commercial non-residential loans, as well as consistently low levels of net charge-offs, strong asset quality metrics and continued conservative lending practices.

During the three and six months ended December 31, 2023, and exclusive of the impact of the adoption of ASU 2016-13, the changes in the provision for credit losses for each portfolio of loans were primarily due to fluctuations in the outstanding balance of each portfolio of loans collectively evaluated for impairment. During the three months ended December 31, 2023, we experienced an increase in delinquent home equity loans and home equity lines of credit and a corresponding increase in the provision for credit losses for this portfolio. The overall increase in the allowance during the six months ended December 31, 2023 can be primarily attributed to the previously mentioned increase in delinquent home equity loans and home equity lines of credit, partially offset by a decrease in the outstanding balance of our total loan portfolio.

Under the provisions of ASC 326, loans evaluated individually for impairment consist of non-accrual loans. The following table presents the allowance for credit losses and recorded investment by loan portfolio classification at December 31, 2024 and June 30, 2024:

December 31, 2024	Residential real estate:			Commercial real estate:
(Dollar amounts in thousands)		Home Equity	Construction-	1 - 4 family	Multi-family	Commercial	Construction
	1 - 4 family	and HELOCs	residential	investor	(five or more)	non-residential	and land	Commercial	Consumer	Total
Allowance ending balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	319	99	13	182	33	1,332	62	335	223	2,598

Total allowance	$319	$99	$13	$182	$33	$1,332	$62	$335	$223	$2,598

Loans receivable ending balance:
Individually evaluated for impairment	$1,003	$42	$—	$922	$—	$331	$—	$—	$105	$2,403
Collectively evaluated for impairment	124,474	29,957	3,734	87,770	15,543	177,710	10,267	16,652	1,598	467,705

Total portfolio	$125,477	$29,999	$3,734	$88,692	$15,543	$178,041	$10,267	$16,652	$1,703	$470,108

June 30, 2024	Residential real estate:			Commercial real estate:
(Dollar amounts in thousands)		Home Equity	Construction-	1 - 4 family	Multi-family	Commercial	Construction
	1 - 4 family	and HELOCs	residential	investor	(five or more)	non-residential	and land	Commercial	Consumer	Total
Allowance ending balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	325	100	31	268	32	1,533	147	304	249	2,989

Total allowance	$325	$100	$31	$268	$32	$1,533	$147	$304	$249	$2,989

Loans receivable ending balance:
Individually evaluated for impairment	$1,221	$426	$—	$1,007	$194	$337	$—	$—	$126	$3,311
Collectively evaluated for impairment	126,690	30,341	8,802	91,277	15,425	158,144	22,687	15,090	1,794	470,250

Total portfolio	$127,911	$30,767	$8,802	$92,284	$15,619	$158,481	$22,687	$15,090	$1,920	$473,561

Credit Quality Information

The following tables represent credit exposures by internally assigned grades as of December 31, 2024 and June 30, 2024 that management uses to monitor the credit quality of the overall loan portfolio. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. All loans greater than 90 days past due are considered Substandard. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

Pass – loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral.

Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

Substandard – loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful – loans classified as doubtful have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

Loss – loans classified as a loss are considered uncollectible, or of such value that continuance as an asset is not warranted.

The Bank has a structured loan rating process with several layers of internal and external oversight to help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed. Generally, consumer and residential mortgage loans are included in the Pass category unless a specific action, such as nonperformance, repossession, or death occurs to raise awareness of a possible credit event. The Company’s Credit Department is responsible for the timely and accurate risk rating of the loans on an ongoing basis. Every credit which must be approved by Loan Committee or the Board of Directors is assigned a risk rating at time of consideration. The Credit Department also annually reviews commercial relationships of $500,000 or greater to assign or re-affirm risk ratings.

The following tables set forth the amounts of the portfolio of classified asset categories for the commercial loan portfolios at December 31, 2024 and June 30, 2024:

	December 31, 2024
	Term Loans Amortized Cost Basis by Origination Fiscal Year						Revolving Loans	Revolving Loans
							Amortized	Converted
	2025	2024	2023	2022	2021	Prior	Cost Basis	to Term	Total
1 - 4 family investor
Pass	$627	$3,796	$9,740	$6,960	$17,047	$44,744	$3,403	$696	$87,013
Special Mention	—	—	—	—	—	757	—	—	757
Substandard	—	—	890	—	—	32	—	—	922
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total 1 - 4 family investor	$627	$3,796	$10,630	$6,960	$17,047	$45,533	$3,403	$696	$88,692

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Multi-family (five or more)
Pass	$486	$329	$1,289	$1,284	$3,778	$8,377	$—	$—	$15,543
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total Multi-family	$486	$329	$1,289	$1,284	$3,778	$8,377	$—	$—	$15,543

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Commercial non-residential
Pass	$12,065	$12,999	$21,191	$69,317	$24,268	$32,852	$—	$87	$172,779
Special Mention	—	—	—	—	4,931	—	—	—	4,931
Substandard	—	—	—	—	319	12	—	—	331
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total Commercial non-residential	$12,065	$12,999	$21,191	$69,317	$29,518	$32,864	$—	$87	$178,041

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Construction and land
Pass	$1,294	$6,668	$798	$—	$—	$1,507	$—	$—	$10,267
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total Construction and land	$1,294	$6,668	$798	$—	$—	$1,507	$—	$—	$10,267

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Commercial
Pass	$96	$853	$7,591	$7,717	$—	$395	$—	$—	$16,652
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total Commercial	$96	$853	$7,591	$7,717	$—	$395	$—	$—	$16,652

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

	June 30, 2024
	Term Loans Amortized Cost Basis by Origination Fiscal Year						Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
	2024	2023	2022	2021	2020	Prior
1 - 4 family investor
Pass	$3,852	$10,948	$6,228	$17,462	$11,855	$36,635	$2,702	$706	$90,388
Special Mention	—	—	—	—	—	889	—	—	889
Substandard	—	—	930	—	—	77	—	—	1,007
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total 1 - 4 family investor	$3,852	$10,948	$7,158	$17,462	$11,855	$37,601	$2,702	$706	$92,284

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Multi-family (five or more)
Pass	$331	$1,307	$1,310	$4,072	$5,508	$2,897	$—	$—	$15,425
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	194	—	—	194
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total Multi-family	$331	$1,307	$1,310	$4,072	$5,508	$3,091	$—	$—	$15,619

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Commercial non-residential
Pass	$11,970	$20,964	$59,973	$30,013	$15,668	$19,465	$—	$91	$158,144
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	319	—	18	—	—	337
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total Commercial non-residential	$11,970	$20,964	$59,973	$30,332	$15,668	$19,483	$—	$91	$158,481

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Construction and land
Pass	$4,341	$5,797	$10,501	$—	$—	$2,048	$—	$—	$22,687
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total Construction and land	$4,341	$5,797	$10,501	$—	$—	$2,048	$—	$—	$22,687

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Commercial
Pass	$593	$6,914	$7,367	$—	$14	$202	$—	$—	$15,090
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total Commercial	$593	$6,914	$7,367	$—	$14	$202	$—	$—	$15,090

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

The Company monitors the credit risk profile by payment activity for residential and consumer loans. Generally, residential and consumer loans on nonaccrual status and 90 or more days past due and accruing are considered non-performing and are reviewed monthly. The following tables set forth the amounts of the portfolio that are not rated by class of loans for the residential and consumer loan portfolios at December 31, 2024 and June 30, 2024:

	December 31, 2024
	Term Loans Amortized Cost Basis by Origination Fiscal Year						Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
	2025	2024	2023	2022	2021	Prior
1 - 4 family residential
Performing	$6,356	$10,286	$7,540	$12,926	$14,599	$72,767	$—	$—	$124,474
Non-performing	—	—	—	—	—	1,003	—	—	1,003

Total 1 - 4 family residential	$6,356	$10,286	$7,540	$12,926	$14,599	$73,770	$—	$—	$125,477

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Home equity & HELOCs
Performing	$633	$1,587	$2,046	$444	$764	$4,493	$18,469	$1,521	$29,957
Non-performing	—	—	—	—	—	—	—	42	42

Total Home equity & HELOCs	$633	$1,587	$2,046	$444	$764	$4,493	$18,469	$1,563	$29,999

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Construction residential
Performing	$1,331	$2,308	$—	$—	$95	$—	$—	$—	$3,734
Non-performing	—	—	—	—	—	—	—	—	—

Total construction residential	$1,331	$2,308	$—	$—	$95	$—	$—	$—	$3,734

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Consumer
Performing	$—	$108	$—	$30	$—	$957	$—	$503	$1,598
Non-performing	—	—	—	—	—	105	—	—	105

Total Consumer	$—	$108	$—	$30	$—	$1,062	$—	$503	$1,703

Current period gross charge-offs	$—	$—	$—	$—	$—	$18	$—	$—	$18

	June 30, 2024
	Term Loans Amortized Cost Basis by Origination Fiscal Year						Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
	2024	2023	2022	2021	2020	Prior
1 - 4 family residential
Performing	$11,987	$7,765	$13,307	$15,162	$8,412	$70,057	$—	$—	$126,690
Non-performing	—	—	—	—	—	1,221	—	—	1,221

Total 1 - 4 family residential	$11,987	$7,765	$13,307	$15,162	$8,412	$71,278	$—	$—	$127,911

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Home equity & HELOCs
Performing	$1,685	$2,164	$474	$859	$576	$4,595	$18,333	$1,655	$30,341
Non-performing	—	—	—	—	—	—	381	45	426

Total Home equity & HELOCs	$1,685	$2,164	$474	$859	$576	$4,595	$18,714	$1,700	$30,767

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Construction residential
Performing	$5,180	$2,510	$105	$1,007	$—	$—	$—	$—	$8,802
Non-performing	—	—	—	—	—	—	—	—	—

Total construction residential	$5,180	$2,510	$105	$1,007	$—	$—	$—	$—	$8,802

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Consumer
Performing	$123	$116	$45	$—	$3	$1,507	$—	$—	$1,794
Non-performing	—	—	—	—	—	126	—	—	126

Total Consumer	$123	$116	$45	$—	$3	$1,633	$—	$—	$1,920

Current period gross charge-offs	$—	$—	$—	$—	$—	$13	$—	$—	$13

Loan Delinquencies and Non-accrual Loans

Management further monitors the performance and credit quality of the loan portfolio by analyzing the length of time a recorded payment is past due. The following are tables which include an aging analysis of the recorded investment of past due loans as of December 31, 2024 and June 30, 2024. All non-accrual loans included in the tables below do not have an associated allowance for credit losses because any impairment is charged-off at the time the loan moves to non-accrual status. As of December 31, 2024, $2.3 million of the non-accrual loans included in the table below are secured by real estate and $105 thousand are unsecured.

	Aged Analysis of Past Due and Non-accrual Loans As of December 31, 2024
(Dollar amounts in thousands)	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans Receivable	Recorded Investment >90 Days and Accruing	Recorded Investment Loans on Non-Accrual
Residential real estate:
1 - 4 family	$80	$10	$712	$802	$124,675	$125,477	$—	$1,003
Home equity and HELOCs	19	—	42	61	29,938	29,999	—	42
Construction - residential	—	6	—	6	3,728	3,734	—	—
Commercial real estate:
1 - 4 family investor	—	15	—	15	88,677	88,692	—	922
Multi-family	—	—	—	—	15,543	15,543	—	—
Commercial non-residential	—	—	331	331	177,710	178,041	—	331
Construction and land	—	—	—	—	10,267	10,267	—	—
Commercial	—	—	—	—	16,652	16,652	—	—
Consumer	—	13	—	13	1,690	1,703	—	105

Total	$99	$44	$1,085	$1,228	$468,880	$470,108	$—	$2,403

	Aged Analysis of Past Due and Non-accrual Loans As of June 30, 2024
30 (Dollar amounts in thousands)	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans Receivable	Recorded Investment >90 Days and Accruing	Recorded Investment Loans on Non-Accrual
Residential real estate:
1 - 4 family	$153	$539	$162	$854	$127,057	$127,911	$—	$1,221
Home equity and HELOCs	49	—	—	49	30,718	30,767	—	426
Construction - residential	—	—	—	—	8,802	8,802	—	—
Commercial real estate:
1 - 4 family investor	85	930	—	1,015	91,269	92,284	—	1,007
Multi-family	—	—	—	—	15,619	15,619	—	194
Commercial non-residential	60	—	337	397	158,084	158,481	—	337
Construction and land	—	—	—	—	22,687	22,687	—	—
Commercial	—	—	—	—	15,090	15,090	—	—
Consumer	—	—	18	18	1,902	1,920	—	126

Total	$347	$1,469	$517	$2,333	$471,228	$473,561	$—	$3,311

Interest income on non-accrual loans that would have been recorded if these loans had performed in accordance with their terms was approximately $35 thousand, $72 thousand, $54 thousand and $106 thousand during the three and six months ended December 31, 2024 and 2023, respectively.

Concentration of Credit Risk

The Company’s primary business activity as of December 31, 2024 was with customers throughout the Delaware Valley through twelve full-service branch offices located in Bucks and Philadelphia Counties in Pennsylvania, as well as Burlington, Camden, and Mercer Counties in New Jersey. Accordingly, the Company has extended credit primarily to residential borrowers and commercial entities in this area whose ability to repay their loans is influenced by the region’s economy.

As of December 31, 2024, the Company considered its concentration of credit risk to be acceptable. As of December 31, 2024, commercial real estate loans secured by retail space totaled approximately $62.7 million, or 13.3% of total loans, and were comprised of $51.9 million of non-owner-occupied properties and $10.8 million of owner-occupied properties. The Company’s non-owner occupied commercial real estate loans that are secured by retail space have high occupancy rates with longstanding tenants.

Loans with Modified Terms to Borrowers Experiencing Financial Difficulty

During the three and six months ended December 31, 2024 and 2023, there were no loans modified to borrowers experiencing financial difficulty.

Note 7 – Premises and Equipment

The components of premises and equipment are as follows as of December 31, 2024 and June 30, 2024:

(Dollars in thousands)	December 31, 2024	June 30, 2024
Land	$1,441	$1,441
Office buildings and improvements	7,953	7,921
Furniture, fixtures and equipment	2,291	2,293
Automobiles	58	58

	11,743	11,713
Accumulated depreciation	(4,866)	(4,527)

	$6,877	$7,186

Depreciation expense amounted to $167 thousand and $339 thousand for the three and six months ended December 31, 2024 and $203 thousand and $400 thousand for the three and six months ended December 31, 2023, respectively.

Note 8 – Goodwill and Intangibles

The goodwill and intangible assets arising from acquisitions is accounted for in accordance with the accounting guidance in FASB ASC Topic 350 for Intangibles — Goodwill and Other. The Company recorded goodwill of $4.9 million and core deposit intangibles of $1.4 million in connection with the 2018 acquisition of Audubon Savings Bank. The Company also recorded core deposit intangibles totaling $65 thousand and $197 thousand in connection with the 2020 acquisitions of Fidelity Savings and Loan Association of Bucks County (“Fidelity”) and Washington Savings Bank (“Washington”), respectively. As of December 31, 2024 and June 30, 2024, the other intangibles consisted of $289 thousand and $356 thousand, respectively, of core deposit intangibles, which are amortized over an estimated useful life of ten years.

The Company performs its annual impairment evaluation on June 30 or more frequently if events and circumstances indicate that the fair value of the banking unit is less than its carrying value. During the year ended June 30, 2024, management included considerations of the current economic environment in its evaluation, and determined that it is not more likely than not that the carrying value of goodwill is impaired. No goodwill impairment existed at June 30, 2024. During the three and six months ended December 31, 2024, management considered the current economic environment in its evaluation, and determined based on the totality of its qualitative assessment that it is not more likely than not that the carrying value of goodwill is impaired. No goodwill impairment existed during the three and six months ended December 31, 2024.

Goodwill and other intangibles are summarized as follows for the periods presented:

(Dollars in thousands)	Goodwill	Core Deposit Intangibles
Balance, June 30, 2024	$4,858	$356
Adjustments:
Additions	—	—
Amortization	—	(33)

Balance, September 30, 2024	$4,858	$323
Adjustments:
Additions	—	—
Amortization	—	(34)

Balance, December 31, 2024	$4,858	$289

(Dollars in thousands)	Goodwill	Core Deposit Intangibles
Balance, June 30, 2023	$4,858	$519
Adjustments:
Additions	—	—
Amortization	—	(41)

Balance, September 30, 2023	$4,858	$478
Adjustments:
Additions	—	—
Amortization	—	(41)

Balance, December 31, 2023	$4,858	$437

Aggregate amortization expense was $34 thousand and $67 thousand for the three and six months ended December 31, 2024 and $41 thousand and $82 thousand for the three and six months ended December 31, 2023, respectively.

Note 9 – Deposits

Deposits consist of the following major classifications as of December 31, 2024 and June 30, 2024:

(Dollars in thousands)	December 31, 2024	June 30, 2024
Non-interest bearing checking	$59,201	$64,627
Interest bearing checking	130,436	132,927
Money market accounts	171,881	176,422
Savings and club accounts	78,138	82,173
Certificates of deposit	187,780	173,661

	$627,436	$629,810

Note 10 – Borrowings

The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, which consists of 11 regional Federal Home Loan Banks. The FHLB provides a central credit facility primarily for member institutions. The Bank had a maximum borrowing capacity with the FHLB of Pittsburgh of approximately $279.5 million and $287.3 million at December 31, 2024 and June 30, 2024, respectively. FHLB advances are secured by qualifying assets of the Bank, which include Federal Home Loan Bank stock and loans. The Bank had $405.1 million and $415.9 million of loans pledged as collateral as of December 31, 2024 and June 30, 2024, respectively. The Bank, as a member of the FHLB of Pittsburgh, is required to acquire and hold shares of capital stock in the FHLB of Pittsburgh. The Bank was in compliance with the requirements for the FHLB of Pittsburgh with an investment of $2.0 million and $2.8 million at December 31, 2024 and June 30, 2024, respectively.

Advances from the FHLB of Pittsburgh consisted of $28.0 million and $48.0 million of fixed rate short-term borrowings as of December 31, 2024 and June 30, 2024, respectively.

As of December 31, 2024 and June 30, 2024, the Bank had $8.6 million and $8.8 million of loans pledged as collateral to secure a $4.0 million and $3.6 million overnight line of credit from the Federal Reserve Bank, respectively. There was no outstanding balance for the overnight line of credit from the Federal Reserve Bank as of December 31, 2024 and June 30, 2024. In addition, as of December 31, 2024 and June 30, 2024, the Bank had $10.0 million of available credit from Atlantic Community Bankers Bank to purchase federal funds.

Note 11 – Stock Based Compensation

Stock-based compensation is accounted for in accordance with FASB ASC Topic 718 for Compensation — Stock Compensation. The Company establishes fair value for its equity awards to determine their cost. The Company recognizes the related expense for employees over the appropriate vesting period, or when applicable, service period, using the straight-line method. However, consistent with the guidance, the amount of stock-based compensation recognized at any date must at least equal the portion of the grant date value of the award that is vested at that date. As a result, it may be necessary to recognize the expense using a ratable method.

On May 10, 2022, the shareholders of the Company approved the William Penn Bancorporation 2022 Equity Incentive Plan (the “Plan”). The Plan provides for the issuance of up to 1,769,604 shares (505,601 restricted stock awards and 1,264,003 stock options) of Company common stock.

Under the Plan, the Company has granted 505,600 shares of restricted stock, net of forfeitures, with a weighted average grant date fair value of $11.71 per share. To fund the grant of restricted common stock, the Company issued shares from authorized but unissued shares. Restricted shares granted under the Plan vest in equal installments over a five year period. Compensation expense related to the restricted shares is recognized ratably over the vesting period in an amount which totals the market price of the Company’s stock at the grant date. The expense recognized for the restricted shares for the three and six months ended December 31, 2024 was $298 thousand and $596 thousand, respectively, and $281 thousand and $563 thousand for the three and six months ended December 31, 2023, respectively. The expected future compensation expense related to the 313,989 non-vested restricted shares outstanding at December 31, 2024 was $2.9 million over a weighted average period of 2.52 years. The expected future compensation expense related to the 383,258 non-vested restricted shares outstanding at December 31, 2023 was $3.8 million over a weighted average period of 3.37 years.

The following is a summary of the Company’s restricted stock activity during the six months ended December 31, 2024:

Summary of Non-vested Restricted Stock Award Activity	Number of Shares	Weighted Average Grant Price
Non-vested Restricted Stock Awards outstanding July 1, 2024	313,989	$11.73
Issued	—	—
Vested	—	—
Forfeited	—	—

Non-vested Restricted Stock Awards outstanding December 31, 2024	313,989	$11.73

The following is a summary of the Company’s restricted stock activity during the six months ended December 31, 2023:

Summary of Non-vested Restricted Stock Award Activity	Number of Shares	Weighted Average Grant Price
Non-vested Restricted Stock Awards outstanding July 1, 2023	383,258	$11.66
Issued	—	—
Vested	—	—
Forfeited	—	—

Non-vested Restricted Stock Awards outstanding December 31, 2023	383,258	$11.66

Under the Plan, the Company granted 1,264,000 stock options, net of forfeitures, with a weighted average grant date fair value of $3.24 per share. Stock options granted under the Plan vest in equal installments over a five year period. Stock options were granted at a weighted average exercise price of $11.71, which represents the fair value of the Company’s common stock price on the grant date based on the closing market price, and have an expiration period of 10 years. The fair value of stock options granted was valued using the Black-Scholes option pricing model using the following weighted average assumptions: expected life of 6.5 years, risk-free rate of return of 2.98%, volatility of 24.60%, and a dividend yield of 1.02%. Compensation expense recognized for the stock options for the three and six months ended December 31, 2024 was $206 thousand and $412 thousand, respectively. Compensation expense recognized for the stock options for the three and six months ended December 31, 2023 was $195 thousand and $390 thousand, respectively. The expected future compensation expense related to the 1,264,000 stock options outstanding at December 31, 2024 was $2.0 million over a weighted average period of 2.52 years. The expected future compensation expense related to the 1,197,640 stock options outstanding at December 31, 2023 was $2.6 million over a weighted average period of 3.37 years.

The following is a summary of the Company’s stock option activity during the six months ended December 31, 2024:

Summary of Stock Option Activity	Number of Options	Weighted Exercise Price per Shares
Beginning balance July 1, 2024	1,264,000	$11.71
Granted	—	—
Exercised
Forfeited	—	—
Expired	—	—

Ending balance December 31, 2024	1,264,000	$11.71

The following is a summary of the Company’s stock option activity during the six months ended December 31, 2023:

Summary of Stock Option Activity	Number of Options	Weighted Exercise Price per Shares
Beginning balance July 1, 2023	1,197,640	$11.66
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	—	—

Ending balance December 31, 2023	1,197,640	$11.66

The weighted average remaining contractual term was approximately 7.47 years and the aggregate intrinsic value was $401 thousand for options outstanding as of December 31, 2024. As of December 31, 2024, exercisable options totaled 479,056 with a weighted average exercise of price of $11.66 per share, a weighted average remaining contractual term of approximately 7.38 years, and the aggregate intrinsic value was $161 thousand. The weighted average remaining contractual term was approximately 8.38 years and the aggregate intrinsic value was $653 thousand for options outstanding as of December 31, 2023. As of December 31, 2023, exercisable options totaled 239,528 with a weighted average exercise of price of $11.66 per share, a weighted average remaining contractual term of approximately 8.38 years, and the aggregate intrinsic value was $131 thousand.

Note 12 – Commitments and Contingencies

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the Company’s Consolidated Statements of Financial Condition.

A summary of the Company’s loan commitments is as follows as of December 31, 2024 and June 30, 2024:

(Dollars in thousands)	December 31, 2024	June 30, 2024
Commitments to extend credit	$16,171	$15,676
Unfunded commitments under lines of credit	65,044	65,705
Standby letters of credit	118	86

Commitments to extend credit are agreements to lend to a customer if there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have 90-day fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies, but primarily includes residential and commercial real estate.

As of December 31, 2024 and June 30, 2024, the allowance for credit losses on unfunded lending commitments was $121 thousand and $128 thousand, respectively. The recovery for credit losses on unfunded lending commitments recognized for the three and six months ended December 31, 2024 was $62 thousand and $7 thousand, respectively. The Company did not record a provision for credit losses on unfunded lending commitments for the three and six months ended December 31, 2023.

Periodically, there have been other various claims and lawsuits against the Bank, such as claims to enforce liens, condemnation proceedings on properties in which it holds security interests, claims involving the making and servicing of real property loans and other issues incident to its business. The Bank is not a party to any pending legal proceedings that it believes would have a material adverse effect on its financial condition, results of operations or cash flows.

Note 13 – Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (described below) of tangible and core capital to total adjusted assets and of total capital to risk-weighted assets.

As of December 31, 2024 and June 30, 2024, the most recent notification from the regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action.

Federal banking agencies have established an optional “community bank leverage ratio” of between 8% to 10% tangible equity to average total consolidated assets for qualifying institutions with assets of less than $10 billion of assets. Institutions with capital meeting the specified requirement and electing to follow the alternative framework would be deemed to comply with the applicable regulatory capital requirements, including the risk-based requirements and would be considered well-capitalized under the prompt corrective action framework. In April 2020, the Federal banking regulatory agencies modified the original Community Bank Leverage Ratio (CBLR) framework and provided that, as of the second quarter 2020, a banking organization with a leverage ratio of 8 percent or greater and that meets the other existing qualifying criteria may elect to use the community bank leverage ratio framework. The modified rule also states that the community bank leverage ratio requirement will be greater than 8 percent for the second through fourth quarters of calendar year 2020, greater than 8.5 percent for calendar year 2021, and greater than 9 percent thereafter. The transition rule also maintains a two-quarter grace period for a qualifying community banking organization whose leverage ratio falls no more than 100 basis points below the applicable community bank leverage ratio requirement.

As of December 31, 2024	Actual		CBLR Framework Requirement
(Dollars in thousands except for ratios)	Amount	Ratio	Amount	Ratio
William Penn Bank:
Tier 1 leverage	$134,541	16.66%	$72,688	9.00%

As of June 30, 2024	Actual		CBLR Framework Requirement
(Dollars in thousands except for ratios)	Amount	Ratio	Amount	Ratio
William Penn Bank:
Tier 1 leverage	$134,494	16.10%	$75,164	9.00%

Note 14 – Fair Value of Financial Instruments

The Company follows authoritative guidance under FASB ASC Topic 820 for Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The definition of fair value under ASC 820 is the exchange price. The guidance clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). The guidance emphasizes that fair value is a market-based measurement, not an entity-specific measurement.

Fair value is based on quoted market prices, when available. If listed prices or quotes are not available, fair value is based on fair value models that use market participant or independently sourced market data which include: discount rate, interest rate yield curves, credit risk, default rates and expected cash flow assumptions. In addition, valuation adjustments may be made in the determination of fair value. These fair value adjustments may include amounts to reflect counter party credit quality, creditworthiness, liquidity, and other unobservable inputs that are applied consistently over time. These adjustments are estimated and, therefore, subject to significant management judgment, and at times, may be necessary to mitigate the possibility of error or revision in the model-based estimate of the fair value provided by the model. The methods described above may produce fair value calculations that may not be indicative of the net realizable value. While the Company believes its valuation methods are consistent with other financial institutions, the use of different methods or assumptions to determine fair values could result in different estimates of fair value. FASB ASC Topic 820 for Fair Value Measurements and Disclosures describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities include items for which quoted prices are available but traded less frequently, and items that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level 3:	Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

The following table presents the assets required to be measured and reported on a recurring basis on the Company’s Consolidated Statements of Financial Condition at their fair value as of December 31, 2024 and June 30, 2024, by level within the fair value hierarchy.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2024
(Dollars in thousands)	Level I	Level II	Level III	Total
Assets:
Investments available for sale:
Mortgage-backed securities	$—	$89,820	$—	$89,820
U.S. agency collateralized mortgage obligations	—	6,940	—	6,940
U.S. government agency securities	—	538	—	538
Municipal bonds	—	14,915	—	14,915
Corporate bonds	—	32,876	—	32,876
Equity securities	2,297	—	—	2,297

Total Assets	$2,297	$145,089	$—	$147,386

	June 30,2024
(Dollars in thousands)	Level I	Level II	Level III	Total
Assets:
Investments available for sale:
Mortgage-backed securities	$—	$95,125	$—	$95,125
U.S. agency collateralized mortgage obligations	—	7,200	—	7,200
U.S. government agency securities	—	693	—	693
Municipal bonds	—	14,969	—	14,969
Corporate bonds	—	32,768	—	32,768
Equity securities	2,016	—	—	2,016

Total Assets	$2,016	$150,755	$—	$152,771

Assets and Liabilities Measured on a Non-Recurring Basis

Certain assets and liabilities may be required to be measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition. Generally, nonrecurring valuation is the result of the application of other accounting pronouncements which require assets and liabilities to be assessed for impairment or recorded at the lower of cost or fair value.

Loans individually evaluated for impairment are generally measured for impairment using the fair value of the collateral supporting the loan. Evaluating the collateral for these loans is based on Level 3 inputs utilizing outside appraisals adjusted by management for sales costs and other assumptions regarding market conditions to arrive at fair value. As of December 31, 2024 and June 30, 2024, the Company charged-off the collateral deficiency on loans evaluated individually for impairment. As a result, there were no specific reserves on loans evaluated individually for impairment as of December 31, 2024 and June 30, 2024.

Other real estate owned (OREO) is measured at fair value, based on appraisals less cost to sell at the date of foreclosure. Valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value, less cost to sell. Income and expenses from operations and changes in valuation allowance are included in the net expenses from OREO.

As of December 31, 2024 and June 30, 2024, there were no assets required to be measured and reported at fair value on a non-recurring basis.

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

The following information should not be interpreted as an estimate of the fair value of the entire company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments.

Cash and Due from Banks and Interest-Bearing Time Deposits

The carrying amounts of cash and amounts due from banks and interest-bearing time deposits approximate their fair value due to the relatively short time between origination of the instrument and its expected realization.

Securities Available for Sale and Held to Maturity

The fair value of investment and mortgage-backed securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Equity Securities

The fair value of equity securities is equal to the available quoted market price. Loans Receivable

The fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms are adjusted for liquidity and credit risk.

Regulatory Stock

The carrying amount of Federal Home Loan Bank stock approximates fair value because Federal Home Loan Bank stock can only be redeemed or sold at par value and only to the respective issuing government supported institution or to another member institution.

Bank-Owned Life Insurance

The Company reports bank-owned life insurance on its Consolidated Statements of Financial Condition at the cash surrender value. The carrying amount of bank-owned life insurance approximates fair value because the fair value of bank-owned life insurance is equal to the cash surrender value of the life insurance policies.

Accrued Interest Receivable and Payable

The carrying amount of accrued interest receivable and payable approximates fair value.

Deposits

Fair values for demand deposits, NOW accounts, savings and club accounts, and money market deposits are, by definition, equal to the amount payable on demand at the reporting date as these products have no stated maturity. Fair values of fixed-maturity certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on similar instruments with similar maturities.

Advances from Federal Home Loan Bank

Fair value of advances from Federal Home Loan Bank is estimated using discounted cash flow analyses, based on rates currently available to the Company for advances from Federal Home Loan Bank with similar terms and remaining maturities.

Off-Balance Sheet Financial Instruments

Fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, considering market interest rates, the remaining terms and present credit worthiness of the counterparties.

In accordance with FASB ASC Topic 825 for Financial Instruments, Disclosures about Fair Value of Financial Instruments, the Company is required to disclose the fair value of financial instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a distressed sale. Fair value is best determined using observable market prices; however, for many of the Company’s financial instruments, no quoted market prices are readily available. In instances where quoted market prices are not readily available, fair value is determined using present value or other techniques appropriate for the particular instrument. These techniques involve some degree of judgment, and as a result, are not necessarily indicative of the amounts the Company would realize in a current market exchange. Different assumptions or estimation techniques may have a material effect on the estimated fair value.

The following tables set forth the carrying value of financial assets and liabilities and the fair value for certain financial instruments that are not required to be measured or reported at fair value on the Consolidated Statements of Financial Condition for the periods indicated. The tables below exclude financial instruments for which the carrying amount approximates fair value.

	Fair Value Measurements at December 31,2024
(Dollars in thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial instruments - assets:
Loans receivable, net	$467,510	$438,764	$—	$—	$438,764
Securities held to maturity	85,098	68,316	—	68,316	—
Financial instruments - liabilities:
Certificates of deposit	187,780	186,718	—	—	186,718
Advances from Federal Home Loan Bank	28,000	28,000	—	—	28,000
Off-balance sheet financial instruments	—	—	—	—	—

	Fair Value Measurements at June 30, 2024
(Dollars in thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial instruments - assets:
Loans receivable, net	$470,572	$439,118	$—	$—	$439,118
Securities held to maturity	93,056	76,827	—	76,827	—
Financial instruments - liabilities:
Certificates of deposit	173,661	171,613	—	—	171,613
Advances from Federal Home Loan Bank	48,000	48,000	—	—	48,000
Off-balance sheet financial instruments	—	—	—	—	—

Note 15 – Leases

A lease is defined as a contract, or part of a contract, that conveys the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. Substantially all of the leases in which the Company is the lessee include real estate property for branches and office space with terms extending through 2043. Topic 842 requires the Company to recognize a right-of-use (“ROU”) asset and corresponding lease liability for each of its operating leases. The operating lease ROU asset was $9.8 million and $8.3 million as of December 31, 2024 and June 30, 2024, respectively, and the operating lease liability was $10.1 million and $8.6 million as of December 31, 2024 and June 30, 2024, respectively. The Company elected not to include short-term leases (i.e., leases with initial terms of twelve months of less), or equipment leases (deemed immaterial) on the Consolidated Statements of Financial Condition.

The calculated amount of the ROU assets and lease liabilities are impacted by the length of the lease term and the discount rate used to present value the minimum lease payments. The Company’s lease agreements often include one or more options to renew at the Company’s discretion. If at lease inception, the Company considers the exercising of a renewal option to be reasonably certain, the Company will include the extended term in the calculation of the ROU asset and lease liability. Regarding the discount rate, Topic 842 requires the use of the rate implicit in the lease whenever this rate is readily determinable. As this rate is rarely determinable, the Company utilizes its incremental borrowing rate at lease inception, on a collateralized basis, over a similar term.

December 31, 2024
Weighted average remaining lease term
Operating leases	16.2 years
Weighted average discount rate
Operating leases	3.30%

June 30, 2024
Weighted average remaining lease term
Operating leases	15.8 years
Weighted average discount rate
Operating leases	2.92%

The Company recorded $260 thousand and $482 thousands of net lease costs during the three and six months ended December 31, 2024, respectively, and $224 thousand and $446 thousands of net lease costs during the three and six months ended December 31, 2023, respectively. Future minimum payments for operating leases with initial or remaining terms of one year or more as of June 30, 2024 were as follows:

December 31, 2024
(in thousands)	Operating Leases
For the twelve months ended December 31,
2025	$835
2026	743
2027	762
2028	776
2029	790
Thereafter	9,403

Total future minimum lease payments	$13,309
Amounts representing interest	(3,247)

Present value of net future minimum lease payments	$10,062

Note 16 – Subsequent Events

On January 15, 2025, the Company declared a cash dividend of $0.03 per share, payable on February 6, 2025, to common shareholders of record at the close of business on January 27, 2025.